Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Participants and Plan Administrator of
The JPMorgan Chase 401(k) Savings Plan:

We consent to the incorporation by reference in the registration statements No. 333-185582, No. 333-145108 and No. 333-31656 on Form S-8 of JPMorgan Chase & Co. of our report dated June 22, 2016, relating to the statements of net assets available for benefits of The JPMorgan Chase 401(k) Savings Plan as of December 31, 2015 and 2014, and the related statements of changes in net assets available for benefits for the years then ended, and all related schedules, which report appears in the December 31, 2015 Annual Report on Form 11-K of The JPMorgan Chase 401(k) Savings Plan.

Cleveland, Ohio
June 22, 2016

61